Redacted

Fee Schedule has been excluded because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed

COOK & BYNUM FUNDS TRUST
AMENDMENT TO THE
CUSTODY AGREEMENT

    THIS AMENDMENT to the Custody Agreement, dated as of May 2, 2012, (the “Agreement”), is entered into by and between COOK & BYNUM FUNDS TRUST, a Delaware trust (the “Trust”) and U.S. BANK, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the length of the Agreement; and
WHEREAS, Article 15.02 of the Agreement allows for its amendment by a written instrument executed by all parties.

    NOW, THEREFORE, the parties agree as follows:

Article 13.01, Effective Period shall be superseded and replaced with the following:

13.01 Effective Period. This Agreement shall continue until September 1, 2018.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

COOK & BYNUM FUNDS TRUST By: /s/David A. Hobbs Name: David A. Hobbs Title: Vice President Date: 2/19/2018	U.S. BANK, N.A. By: /s/Anita M. Zogrodnik Name: Anita M. Zogrodnik Title: Senior Vice President Date: 2/20/2018

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